BayFirst Financial Corp.
Third Quarter 2023 Earnings Call

CORPORATE SPEAKERS:
Anthony N. Leo
BayFirst Financial; Chief Executive Officer and Director
Scott J. McKim
BayFirst Financial; EVP, Chief Financial Officer
Robin L. Oliver
BayFirst Financial; EVP, Chief Operating Officer
Thomas G. Zernick
BayFirst Financial; President and Director

PRESENTATION
Operator
Good morning, ladies and gentlemen, and welcome to the BayFirst Financial Corp.'s Third Quarter 2023 Conference Call and Webcast. [Operator Instructions] This call is being recorded on Friday, October 27, 2023. I would now like to turn the conference over to Tony Leo. Please go ahead.
Anthony N. Leo
CEO & Director
Thanks, Joelle. I have with me today our President, Tom Zernick; Chief Operating Officer, Robin Oliver; and CFO, Scott McKim. I'll be retiring as CEO on December 31. And while I remain a director of the Company, I'll be turning the helm over to Tom Zernick, as CEO, together with a strong executive team we've built here at BayFirst. Over the past 10 years, we've taken BayFirst from a small community bank with a mere $69 million in assets to one of the premier banking institutions in the Tampa Bay region with more than $1.1 billion in total assets. At the same time, we've become one of the nation's largest SBA lenders. I'd like to thank all of our shareholders for their support over the years as well as our superb Board of Directors, executive team and most importantly, what I believe is the finest team of bankers in the industry. Going forward, I'm confident the institution will be in the best of hands with this team under Tom's leadership. At this time, I'd like to turn the meeting over to BayFirst President, Tom Zernick.
Thomas G. Zernick
President & Director
Thank you, Tony. And before I share an overview of the Company's Q3 performance, I would like to thank Tony for his endless pursuit of building the bank of Tampa Bay. Tony's entrepreneurial spirit fueled the amazing growth and success of BayFirst over the last 10 years. All of us look forward to having Tony chair our weekly Directors Credit and Loan Committee, serve as a valued Board member and act as special counsel to the executive team on all things strategy.

BayFirst Financial Corp.
Third Quarter 2023 Earnings Call

Tony, we're very lucky to be able to continue to benefit from and enjoy your wisdom and experience. The culture that Tony has nurtured over the decade will forever be the secret special sauce of BayFirst. Tony's accomplishments are too numerous to mention, but I wanted to share some of my favorites.
Tony created a quarterly CEO council that hosts a small team of employees from all over the company to serve as a focus group for BayFirst strategic initiatives; a Kids Club that teaches financial literacy to our youth; a TrendSetters Club that rewards our clients 50 or better; technology that allows clients to open a retail checking account and complete a consumer or residential loan application from their cellphone; the recent launch of Power, the industry's most advanced commercial loan operating system; leading CreditBench, BayFirst’s SBA platform, to a nationwide top 3 lender status in units; meeting clients on their terms to create an unmatched banking experience was something Tony fought for; BayFirst’s award-winning carbon neutral certification of all of our banking centers. The list goes on. Tony, thank you for inviting me to the family in January of 2016. It's truly been a remarkable journey. Our executive team will continue to embrace each of the strategic pillars you built BayFirst around over the years.
We plan to focus on calculated growth of our retail banking centers in one of the nation's strongest demographic markets. We will always do what is best for our team members, clients, shareholders and other key stakeholders.
Now for some Company highlights on Q3 performance. I would like to start my comments by telling all of you, we are confident that our stock price is not reflective of the intrinsic value of our Company. We have spent the year expanding the franchise value of what we believe is the greatest community bank in the Tampa Bay market. Now 10 banking centers strong, we look forward to continued earnings improvement and strong balance sheet management.
During Q3, we produced net income of $1.9 million. This represents a 171% increase over Q1 earnings of $700 thousand and a 39% increase over Q2 earnings of $1.4 million. Our Q3 ROA was 0.71% and ROE improved to 8.46%. Our Q3 earnings of $1.9 million came despite compression in our net interest margin of 82 basis points quarter-over-quarter. The NIM reduction is materially a result of a CD campaign that raised deposits at a 6% cost. These CD dollars fueled continued loan demand in our BOLT SBA program. BOLT loans recognizes a 13.25% yield and adjust with prime quarterly. Management decided not to fund the BOLT growth with broker deposits.
Our Q3 asset quality metrics continue to show higher delinquencies and nonperforming levels, but the key asset quality ratios remain acceptable. Management is closely monitoring our loan portfolio with heightened attention. Robin will provide additional details on asset quality during her remarks.
Let me now share some production highlights from around BayFirst. Our retail banking centers continue to build real franchise value as we were successful in growing checking account deposits $70 million from the start of the year. More importantly, this represents over 1,750 net new checking accounts. This is a 21.6% increase. On the savings account side, we grew an impressive 31.8% in net new savings accounts. On a combined basis, we are up an impressive 24.1% year-to-date in net new checking and savings accounts.

BayFirst Financial Corp.
Third Quarter 2023 Earnings Call

On the lending side of the bank, BayFirst continues to enjoy minimal commercial loan exposure in the CRE space with only 5.8% of our loans held for investment. Total loan production in Q3 was $197 million, of which $155 million came from our government-guaranteed lending platform, CreditBench. $85 million of our record CreditBench production during Q3 came from our BOLT product. BOLT loans are capped at $150,000 and carry an 85% SBA guarantee. BOLT loans are priced at prime plus 475 adjusting quarterly. Loans held for investment grew $42 million during Q3, helping to better improve our earning assets.
Lastly, BayFirst introduced a best-in-class consumer digital account opening platform during Q3. We opened 179 accounts totaling $7.1 million during the first 30 days. We also launched bank-to-bank ACH transfer capability, again, keeping us relevant on the digital banking front.
Now I'll pass the microphone to Scott McKim, our CFO, to provide an overview of our financial performance.
Scott J. McKim
Executive VP & CFO
Thank you, Tom. Good morning, everyone. As Tom mentioned, our net income from continuing operations increased again in the third quarter. Balance sheet growth and stability also continued and the Company's deposit base is 85% fully insured. Loan balances grew $42.2 million or 5.1% during the quarter and overall total assets increased $46.6 million to $1.13 billion or 4.3% during the quarter. Year-to-date, total assets have increased 20.8% and non wholesale deposits have increased by 28% since the beginning of the year.
Total deposits increased $73 million or 7.7% during the third quarter of this year and $232.1 million or 29.5% from the third quarter of 2022. Total deposits ended the quarter at $1.02 billion. Growth was notable in interest-bearing transaction account balances of $14.3 million and time deposits of $113.6 million, which was partially offset by decreases in savings and money market deposit account balances of $51.8 million and noninterest-bearing deposit account balances of $3.1 million.
Stockholders' equity increased by $3.1 million during the quarter as higher earnings and the sale of the Series C preferred stock added $1.8 million to equity, offset somewhat by dividends paid on our common and preferred shares and an increase in accumulated other comprehensive loss of $382 thousand. Although tangible book value per share was negatively impacted in the first quarter of this year when the Company adopted the current expected credit loss model, or CECL, tangible book value increased this quarter to $20.12 per share from $19.85 per share at the end of Q2.
Net interest income was $8.4 million in the third quarter, a decrease of $1.7 million from the second quarter of 2023 and a decrease of $777 thousand from the third quarter of 2022. Net interest margin also decreased to 3.36% in the third quarter from 4.18% in the second quarter. Net interest margin rate compressed by 82 basis points, of which 30 basis points was related to the recognition of unamortized deferred premiums on the sale of $11 million of high-yielding but also high-risk unguaranteed SBA loans in the second quarter. Higher deposit costs in the form of higher rates paid on higher balances resulted in $2 million of higher interest expense in the third quarter as compared to the second quarter. Specifically, the Company's 6%, 13-month time

BayFirst Financial Corp.
Third Quarter 2023 Earnings Call

deposit special, which we ended on August 31, 2023. Although time deposit balances increased in the third quarter, $70.1 million of existing time balances are maturing in the fourth quarter of 2023, the majority of which are not expected to renew.
These efforts are adding efficiency to the balance sheet, and management does not anticipate further need to raise above market price deposits, which should support improvement in our net interest margin in the fourth quarter. Please recall a significant portion of the loan portfolio has a variable rate of interest with the vast majority of SBA loans repricing quarterly, and much of the consumer loan portfolio reprices immediately after a rate adjustment. While the increase in deposit costs were substantial in the third quarter, the loan balances originated during the quarter are also providing higher interest income and will continue to do so.
Furthermore, the Company repaid all wholesale funds during the quarter. The asset-sensitive nature of our balance sheet, along with a significant amount of SBA loans, which typically carry a higher rate of interest than conventional loans allows us to pay a higher rate of interest on deposits to attract customers, build relationships, and grow our franchise.
Noninterest income from continuing operations was $14.7 million in the third quarter of 2023, an increase of $3.8 million from the second quarter, primarily due to the increase of $1.1 million in gain on sale of government guaranteed loans net and an increase of $1.6 million in fair value gains on government guaranteed loans. The bank also sold a property and recorded a $346 thousand gain from the sale in the third quarter.
Finally, the sale of $11 million of unguaranteed loans in the second quarter resulted in a loss on sale of $750 thousand, which was not repeated in the third quarter. Premiums on the sale of guaranteed SBA balances were consistently strong just like the second quarter. Our provision for credit losses was $3 million in the third quarter compared to $2.8 million in the second quarter. While our overall asset quality remains relatively stable, net charge-offs did increase due to our portfolio of unsecured consumer loans purchased from a third party. Robin will elaborate on that in just a moment.
Finally, as it relates to earnings, noninterest expense also increased by $1 million in the quarter, primarily related to $840 thousand in nondeferrable origination expenses related to the impact of loans originated and booked at fair value. The volume of loans booked at fair value was $27 million higher in the third quarter compared to the second quarter. Overall, our investment in our franchise is delivering improved and sustainable results.
Finally, as Tom already mentioned, we originated $155.9 million of government-guaranteed loans during the quarter. Our BOLT loan product accounted for $84.9 million, bringing year-to-date production to over $218 million. We continue to be excited by the performance of BOLT. You will see on Slide 19 of our investor deck, we have illustrated an example of the economics of the BOLT loan. The origination of a single BOLT loan for $130 thousand provides a net onetime impact of almost $9 thousand after the guaranteed portion is sold. The remaining unsecured portion can generate another $1,216 in the first 12 months that it is on our books. With an initial exposure of only $19,500 after selling the guaranteed portion, this impact is a key driver in our growth in noninterest income going forward.
At this point, I'd like to hand things over to Robin to discuss asset quality in some detail. Robin.

BayFirst Financial Corp.
Third Quarter 2023 Earnings Call

Robin L. Oliver
EVP, Chief Operating Officer
Thank you, Scott. Hello, everyone. Recession fears and the depth and breadth of future credit deterioration continue to be a question mark in this economic environment. But despite economic headwinds and an unprecedented rise in interest rates over the past 6 quarters, BayFirst’s asset quality remains well within acceptable levels. The Company's conventional C&I, owner-occupied commercial real estate and non-owner-occupied commercial real estate portfolios are performing well. Only 1 loan of $377 thousand was 30 days or more past due and accruing. The Company's nonaccrual conventional C&I loans with an outstanding balance of $1.5 million at the end of the quarter is in the final stages of resolution and no loss of principal balance is expected.
In addition, our organically originated consumer loan portfolio is performing at or above expectations, notwithstanding industry-wide stress in consumer lending. Nonperforming and past due loans in the residential loan portfolio have increased slightly, primarily due to one loan for which no loss is expected.
As Tom mentioned, we have a limited amount of non owner-occupied commercial real estate loans as we are focused on C&I and owner-occupied commercial lending. In addition, we originate consumer loans in our market areas through our banking centers and dedicated consumer loan officers with an emphasis on open and closed end home equity loans.
Certain of the open-end home equity lines meeting program parameters are fully insured, however, through a third party with 25% of outstanding balances insured as of the end of the third quarter. At the end of Q3, 12 home equity lines totaling $1.4 million were 30 days or more past due. Of that total, $153 thousand or 11% were originated under the insured loan program. This insured loan program is a priority for the bank, and we are nearing our goal of having 40% of new home equity production included in the program. There have been no charge-offs of organic consumer loans in 2023. However, we continue to experience higher than projected charge-offs of the consumer loan portfolio purchased from Upgrade, a marketplace lender, in 2022. We are no longer purchasing loans from Upgrade and the balance of this purchase portfolio has decreased from $29.4 million at the start of the year to $19.6 million at the end of Q3. So the portfolio is winding down quickly and no further purchases are anticipated.
The Company's unguaranteed SBA portfolio experienced a modest decrease in delinquencies this quarter, while nonaccrual loans increased over the second quarter. Unguaranteed SBA loans 30 days or more past due were 1.75% on September 30 compared to 2.08% on June 30. Nonaccrual guaranteed SBA loans were 1.58% on September 30, up from 1.02% at the end of June. Historically, our larger, more traditional SBA loans have performed very well with the bulk of charge-offs coming from loans $350,000 and less originated under the SBA small loan program, which we call FlashCap loans. Pre-pandemic, virtually all of our charge-offs were FlashCap loans and then with the government support during the pandemic in 2020 and 2021, along with limited originations of FlashCap loans, charge-offs declined during that time period. With the reboot of our FlashCap program in mid-2022 and particularly with our BOLT loan product, we have seen charge-offs increase throughout 2023. However, this is not unexpected given the volume of loans originated, which Tom and Scott spoke about earlier.

BayFirst Financial Corp.
Third Quarter 2023 Earnings Call

All in all, we have originated over 2,500 of loans in the BOLT program since its inception in June 2022 through the end of the third quarter totaling $321 million. A total of 46 of these loans have charged off and of the 46 charged-off loans, the average time from origination to charge-off was 8.5 months. The annualized net charge-off rate in the third quarter of 2023 for BOLT loans equals 2.93%, while the life of loan charge-off rate equaled 1.96%. Considering the short tenure of the BOLT program, there's not enough history to establish statistical significance and these levels are expected to continue to expand over the coming quarters before leveling off as the portfolio seasons and reaches normalized performance.
As a reminder, these loans carry an 85% guarantee and we have also sold off 1/3 of the remaining unguaranteed balances on the bulk of the portfolio to date, thereby reducing risk even further. With BOLT loans producing the majority of production volume in terms of number of units, it continues to be a key focus for our management team to optimize our investment in technology to maximize efficiency, particularly the use of our Power loan origination platform, which provides significant automation throughout the application, production, underwriting, and onboarding processes.
We are also making enhancements in our retail banking centers to improve automation and efficiency as well as enhance the customer experience. At this point in our evolution as an organization, our digital product set is very competitive with even the largest of institutions as we continue to ensure we remain relevant in this digital age. Being able to scale our current operations and cost structure across all business units to improve our efficiency and hold noninterest expenses to minimal increases is a key focus of management in the near term. At this time, I'll turn it back to Tony for any final remarks.
Anthony N. Leo
CEO & Director
Thanks, Robin. Once again, I'd like to thank our Board of Directors and our shareholders for the opportunity to lead this organization over the past 10 years. I'm confident BayFirst will enjoy continued growth and profitability in the years to come. At this point, we'd like to open it up for questions.

QUESTIONS AND ANSWERS
Operator
Thank you, ladies and gentlemen, we will now begin the question-and-answer session. [Operator Instructions] There are no questions at this time. Please proceed.
Robin L. Oliver
EVP, Chief Operating Officer
Excellent. Well we thank you very much for joining us today, and we look forward to finishing out the year strong. Thank you very much.

BayFirst Financial Corp.
Third Quarter 2023 Earnings Call

Anthony N. Leo
CEO & Director
Thanks, everyone. Thanks Joelle.
Operator
You're welcome. Ladies and gentlemen, this concludes your conference call for today. We thank you for participating and ask that you please disconnect your lines.